Exhibit 99.1

    News Release

QEP RESOURCES REPORTS YEAR-END 2013 ESTIMATED RESERVES
Value of proved reserves increases 48%
2013 oil production grows 62% over 2012 levels
Value of South Antelope proved and probable reserves increases to over $2.8 billion
DENVER, Colorado - February 4, 2014 - QEP Resources Inc. (NYSE: QEP, “QEP” or the “Company”), today announced year end 2013 proved reserves for its subsidiary QEP Energy Company (“QEP Energy”), 2013 production and an update to the value of the acquired South Antelope properties located in the Williston Basin of North Dakota.
The Company’s estimated proved reserves, which were prepared by independent petroleum engineering firm Ryder Scott Co. LP, totaled 4.1 trillion cubic feet equivalent (Tcfe) at December 31, 2013, representing a 3% increase from a year ago. Proved crude oil reserves grew 25% from the prior year to 149 million barrels (MMbbl) and represented 22% of total proved equivalent reserves at the end of the year, compared to 18% a year ago. The increase represents a crude oil reserve replacement ratio of nearly 400% in 2013. Proved natural gas reserves declined 3% from 2012 levels while natural gas liquids (NGL) reserves increased 3%. At the end of 2013, the pre-tax PV-10 (present value of net cash flows, after capital expenditures, discounted 10% per year and using prices consistent with Securities and Exchange Commission guidelines) of the Company’s proved reserves was $6.0 billion, a 48% increase from the prior year end.
Included in the Company’s disclosure of estimated proved reserves are production results for 2013. Total equivalent production in 2013 was 309.0 Bcfe and was negatively impacted by weather issues that affected gas production in multiple operating areas in the fourth quarter of the year. 2013 oil production was 10.2 MMbbl which exceeded guidance despite a challenging operating environment in the Williston Basin in the fourth quarter. Natural gas and NGL production for 2013 was 218.9 Bcf and 4.8 MMbbl, respectively.
“While weather issues negatively impacted our fourth quarter natural gas production, we were still able to deliver our targeted oil production growth of over 60% and establish a solid foundation for oil production growth in 2014,” commented Chuck Stanley, Chairman, President and CEO of QEP Resources. “Our year-end 2013 reserves demonstrate clear and substantial progress on our strategic repositioning to have a more balanced asset portfolio. We also took steps in 2013 to improve our ongoing capital efficiency by changing well spacing assumptions to yield higher EURs.”
South Antelope Acquisition Update
In the fall of 2012, the Company acquired the South Antelope properties in the Williston Basin for approximately $1.4 billion. From the time of the acquisition through the end of 2013, cash capital expenditures have exceeded Adjusted EBITDA from the properties by approximately $100 million. At the end of 2013, the South Antelope proved reserves had a pre-tax PV-10 value of over $2.2 billion, or approximately $700 million above the cumulative net investment through year end 2013. Including probable reserves and associated development costs, the year-end 2013 pre-tax PV-10 value of South Antelope was over $2.8 billion.
Since the acquisition, the Company has been successful in lowering development well costs, de-risking unproven reserves, and increasing production, the number of future drilling locations and its estimate of recoverable reserves. In spite of initial delays due to downstream and weather-related issues, current South Antelope oil production has grown to levels commensurate with the Company’s expectations at the time of the acquisition. Current gross completed well costs have decreased by more than $1 million from estimated costs at the time of acquisition and have averaged approximately $1.5 million less than nearby third-party operated wells in which QEP has an interest.
“Our South Antelope acquisition is a great example of our sound and stringent capital allocation process,” commented Stanley. “We are pleased to see that the assumptions made in our South Antelope acquisition have proven to be accurate and conservative.”
QEP Resources Proved Reserves
Year-end total proved reserves were comprised of 2.55 Tcf of natural gas, 148.6 MMbbl of crude oil and 102.6 MMbbl of NGL. Approximately 37% of total proved reserves at year end 2013 were crude oil and NGL compared to 33% at year end 2012, with the increase driven primarily by extensions and discoveries. Extensions and discoveries totaled 783.8 Bcfe, primarily as a result of additions in the Williston Basin and Pinedale. Negative revisions were caused by a change in well spacing assumptions in Pinedale and Haynesville; in an effort to improve capital efficiency, some tightly spaced wells were removed from the Company’s books causing a negative revision while higher EUR, more loosely spaced wells were rebooked as extensions and discoveries. A reconciliation of reported quantities of proved reserves is summarized in the table below:

	Natural Gas	Oil	NGL	Natural Gas Equivalents
	(Bcf)	(MMbbl)	(MMbbl)	(Bcfe)
Balance at December 31, 2012	2,622.4	119.0	99.9	3,936.1
Revisions of previous estimates	(288.3)	1.3	(8.0)	(328.5)
Extensions and discoveries	455.6	38.3	16.4	783.8
Purchase of reserves in place	1.0	1.9	0.2	13.4
Sale of reserves in place	(16.9)	(1.7)	(1.1)	(33.9)
Production	(218.9)	(10.2)	(4.8)	(309.0)
Balance at December 31, 2013	2,554.9	148.6	102.6	4,061.9

QEP Energy’s detailed year-end 2013 and 2012 proved reserves are as follows:

	Total (in Bcfe)	% of total	PUD %	% liquids
For the year ended December 31, 2013
Northern Region
Pinedale	1,563.2	39%	43%	24%
Williston Basin	797.5	20%	59%	94%
Uinta Basin	586.4	14%	53%	35%
Legacy	92.6	2%	—%	8%
Southern Region
Haynesville/Cotton Valley	502.8	12%	55%	—%
Midcontinent	519.4	13%	34%	35%
Total QEP Energy	4,061.9	100%	47%	37%

For the year ended December 31, 2012
Northern Region
Pinedale	1,530.8	39%	41%	23%
Williston Basin	614.7	16%	75%	92%
Uinta Basin	617.9	16%	56%	33%
Legacy	112.2	3%	—%	18%
Southern Region
Haynesville/Cotton Valley	530.5	13%	42%	—%
Midcontinent	530.0	13%	31%	33%
Total QEP Energy	3,936.1	100.00%	46%	33%

Forward Looking Statements
This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “forecasts,” “plans,” “estimates,” “expects,” “should,” “will” or other similar expressions. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. These forward-looking statements include statements regarding: estimated future net cash flow and estimated future net recoverable reserves in South Antelope; forecasted Adjusted EBITDA, operating income; plans to drill and complete wells; estimated average gross completed well costs; estimated reserves; average estimated ultimate recoveries per well and strong well performance; and remaining locations to drill wells. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: the availability of capital; global geopolitical and macroeconomic factors; general economic conditions, including interest rates; changes in local, regional, national and global demand for natural gas, oil and NGL; natural gas, NGL and oil prices; impact of new laws and regulations, including regulations regarding the use of hydraulic fracture stimulation and the implementation of the Dodd-Frank Act; elimination of federal income tax deductions for oil and gas exploration and development; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; weather conditions; changes in maintenance and construction costs and possible inflationary pressures; permitting delays; the availability and cost of credit; outcome of contingencies such as legal proceedings; inability to successfully integrate acquired assets; inadequate supplies of water and/or lack of water disposal sources; and the other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. QEP Resources undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

Disclosures Regarding Estimated Ultimate Recovery (EUR)
The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or through reliable technology to be economically and legally producible at specific prices and existing economic and operating conditions. The SEC permits optional disclosure of probable and possible reserves, however QEP has made no such disclosures in its filings with the SEC. QEP uses certain terms in its periodic news releases and other presentation materials such as “estimated ultimate recovery” or “EUR”, “resource potential”, and “net resource potential”. These estimates are by their nature more speculative than estimates of proved, probable or possible reserves and accordingly are subject to substantially more risks of actually being realized. The SEC guidelines strictly prohibit us from including such estimates in filings with the SEC. Investors are urged to closely consider the disclosures about the Company’s reserves in its Annual Report on Form 10-K for the year ended December 31, 2012, and in other reports on file with the SEC.

About QEP Resources
QEP Resources, Inc. (NYSE:QEP) is a leading independent natural gas and crude oil exploration and production company focused in two major regions: the Northern Region (primarily the Rockies and the Williston Basin) and the Southern Region (primarily Oklahoma, the Texas Panhandle, and Louisiana) of the United States. QEP Resources also gathers, compresses, treats, processes and stores natural gas. QEP Resources is the majority owner of QEP Midstream Partners, LP (NYSE:QEPM) and owns 100% of the partnership’s general partner. For more information, visit QEP Resources' website at: www.qepres.com.
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QEP Resources, Inc.

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